UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13E-3
(Amendment No. 1)

RULE 13E-3 TRANSACTION STATEMENT UNDER
SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934

KORE Group Holdings, Inc.
(Name of the Issuer)

KORE Group Holdings, Inc.
KONA Merger Sub Co
KONA Parent, L.P.
KONA Parent GP, LLC
Searchlight IV KOR, L.P.
Andrew Frey
ABRY Partners VII, L.P.
ABRY Partners VII Co-Investment Fund, L.P.
ABRY Investment Partnership, L.P.
ABRY Senior Equity IV, L.P.
ABRY Senior Equity IV Co-Investment Fund, L.P.

(Names of Persons Filing Statement)

Common Stock, $0.0001 par value
(Title of Class of Securities)

50066V305
(CUSIP Number of Class of Securities)

Jack W. Kennedy Jr.
Executive Vice President, Chief Legal Officer and Secretary
KORE Group Holdings, Inc.
1155 Perimeter Center West, 11th Floor
Atlanta, GA 30338
877-710-5673
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications
on Behalf of the Persons Filing Statement)

With copies to

Coburn R. Beck,	Steven A. Cohen	Joshua Korff P.C.
Paul Davis Fancher	Wachtell, Lipton, Rosen & Katz	Kirkland & Ellis LLP
Troutman Pepper Locke LLP 600 Peachtree Street NE, Suite 3000 Atlanta, Georgia 30308 (404) 885-3000	51 West 52nd Street New York, NY 10019 (212) 403-1000	601 Lexington Avenue New York, NY 10022 (212) 446-4800

This statement is filed in connection with (check the appropriate box):

☒	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

☐	The filing of a registration statement under the Securities Act of 1933.

☐	A tender offer.

☐	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☒

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

INTRODUCTION

This Amendment No. 1 (this “Amendment No. 1”), which amends and supplements the  Rule 13e-3 transaction statement on Schedule 13E-3 filed with the United States Securities and Exchange Commission (the “SEC”) on April 15, 2026, together with the exhibits hereto (the “Schedule 13E-3” or “Transaction Statement”), is being filed with the SEC pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), jointly by the following persons (each, a “Filing Person,” and collectively, the “Filing Persons”): (i) KORE Group Holdings, Inc. (“KORE” or the “Company”), a Delaware corporation and the issuer of the common stock, par value $0.0001 per share (the “Shares”), that is subject to the Rule 13e-3 transaction, (ii) KONA Parent, L.P., a Delaware limited partnership (“Parent”), (iii) KONA Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iv) Searchlight IV KOR, L.P., a Delaware limited partnership and stockholder of the Company (“Searchlight IV KOR”), (v) KONA Parent GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), (vi) Andrew Frey, the sole member of Parent GP, (vii) ABRY Partners VII, L.P., a Delaware limited partnership and stockholder of the Company (“Abry Partners VII”), (viii) ABRY Partners VII Co-Investment Fund, L.P., a Delaware limited partnership and stockholder of the Company (“Abry Partners VII Co-Investment”), (ix) ABRY Investment Partnership, L.P., a Delaware limited partnership and stockholder of the Company (“Abry Investment”), (x) ABRY Senior Equity IV, L.P., a Delaware limited partnership and stockholder of the Company (“Abry Senior Equity”) and (xi) ABRY Senior Equity IV Co-Investment Fund, L.P., a Delaware limited partnership and stockholder of the Company (“Abry Senior Equity IV Co-Investment”). Parent, Merger Sub, Searchlight IV KOR, Parent GP, Andrew Frey, Abry Partners VII, Abry Partners VII Co-Investment, Abry Investment, Abry Senior Equity and Abry Senior Equity IV Co-Investment are Filing Persons of this Transaction Statement because they are affiliates of the Company under the SEC rules governing “going-private” transactions.

On February 26, 2026, the Company entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Parent and Merger Sub, pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a subsidiary of Parent.

In connection with the Merger Agreement, Parent has obtained equity financing commitments from Searchlight Capital IV, L.P., Searchlight Capital IV PV-A, L.P., and Searchlight Capital IV PV-B, L.P. (together, the “Guarantors”) in an aggregate amount of $175,000,000 to fund the transactions contemplated by the Merger Agreement (the “Equity Commitment Letter”). The consummation of the Merger is not subject to a financing condition. The Company is entitled to specific performance, subject to the terms and conditions of the Merger Agreement and the Equity Commitment Letter, to require each Guarantor to fund its respective equity commitment and Parent to close the Merger, if, among other things, all closing conditions are met. In addition, concurrently with the execution of the Merger Agreement, the Guarantors also entered into a limited guaranty with the Company (the “Limited Guaranty”) pursuant to which the Guarantors have provided a limited guaranty with respect to the payment of their pro rata portion of certain payment obligations of Parent and Merger Sub that may be owed to the Company under the Merger Agreement up to the applicable aggregate amount set forth in the Limited Guaranty.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares that are (i) to be cancelled or converted in accordance with the Merger Agreement or (ii) held by any person who properly exercises appraisal rights under Delaware law (collectively, the “Excluded Shares”)) shall be converted into the right to receive an amount in cash equal to $9.25 per share, without interest (the “Merger Consideration”), subject to any withholding of taxes required by applicable law.

Pursuant to the Merger Agreement, each restricted stock unit (“RSU”) outstanding immediately prior to the Effective Time will be automatically converted into a right to receive a cash-based award (a “Parent Equity Cash Award”) in an amount equal to the product of (i) the number of Shares subject to such RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration. Each Parent Equity Cash Award will remain outstanding after the Effective Time and will be subject to the same terms and conditions that applied to the corresponding RSU immediately prior to the Effective Time, including the applicable vesting schedule, acceleration (including double-trigger vesting protection) and payment-timing provisions.

Pursuant to the Merger Agreement, long-term cash awards that are subject to performance-based vesting conditions and are outstanding immediately prior to the Effective Time (“Performance Cash Awards”) will remain outstanding after the Effective Time and will continue to be eligible to vest and become payable upon achievement, through the end of the applicable performance period, of the performance-based vesting conditions applicable to such Performance Cash Awards immediately prior to the Effective Time, subject to the same terms and conditions that applied to such Performance Cash Award prior to the Effective Time, including vesting schedule, acceleration (including double-trigger vesting protection) and payment-timing provisions.  Long-term cash awards that are subject only to service-based vesting conditions (or that were previously subject to performance-based vesting conditions with respect to which the performance period ended prior to the Effective Time) and are outstanding immediately prior to the Effective Time (“Service Cash Awards”) will remain outstanding after the Effective Time and will continue to be eligible to vest and become payable upon satisfaction of the applicable service-based vesting conditions in effect immediately prior to the Effective Time, subject to the same terms and conditions that applied to such Service Cash Award prior to the Effective Time, including vesting schedule, acceleration (including double-trigger vesting protection) and payment-timing provisions.

Concurrently with the execution of the Merger Agreement, the Company entered into a Rollover, Voting and Support Agreement with Searchlight IV KOR, pursuant to which, among other things, Searchlight IV KOR has agreed to vote (or cause to be voted) all of its shares of Company common stock in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and to contribute all of such shares to Parent immediately prior to the Effective Time. The Company also entered into (i) a Voting and Support Agreement with Cerberus Telecom Acquisition Holdings, LLC (“Cerberus”), pursuant to which, among other things, Cerberus has agreed to vote (or cause to be voted) all of the shares of Company Common Stock held by it in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) Voting and Support Agreements with Abry Investment, Abry Senior Equity, and Abry Senior Equity IV Co-Investment (together, the “ABRY Support Entities”), and Rollover, Voting and Support Agreements with Abry Partners VII and Abry Partners VII Co-Investment (together, the “ABRY Rollover Entities” and, together with the ABRY Support Entities, the “ABRY Entities”), pursuant to which, among other things, the ABRY Entities have agreed to vote (or cause to be voted) all of the shares of Company common stock held by the ABRY Entities in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and to contribute all shares of Company common stock held by the ABRY Rollover Entities to Parent immediately prior to the Effective Time; (iii) a Rollover, Voting and Support Agreement with Dotmar Investments Limited, pursuant to which, among other things, Dotmar Investments Limited has agreed to vote (or cause to be voted) all of its shares of Company common stock in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and to contribute all of such shares to Parent immediately prior to the Effective Time (“Dotmar Rollover Agreement”); (iv) a Rollover, Voting and Support Agreement with Richard Burston, pursuant to which, among other things, Richard Burston has agreed to vote (or cause to be voted) all of his shares of Company common stock in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and to contribute all of such shares to Parent immediately prior to the Effective Time (“Burston Rollover Agreement”); and (v) a Rollover, Voting and Support Agreement with Terrdian Holdings Inc., pursuant to which, among other things, Terrdian Holdings Inc. has agreed to vote (or cause to be voted) all of its shares of Company common stock in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and to contribute all of such shares to Parent immediately prior to the Effective Time (“Terrdian Rollover Agreement” and, together with the Dotmar Rollover Agreement and the Burston Rollover Agreement, the “Additional Rollover Agreements”).

Concurrently with the filing of this Schedule 13E-3, the Company is filing with the SEC Amendment No. 1 to the Company’s preliminary proxy statement (as amended thereby, the “Proxy Statement”) under Regulation 14A of the Exchange Act, relating to a special meeting of the stockholders of the Company (the “Special Meeting”) at which the stockholders of the Company will consider and vote upon, among other things, a proposal to adopt the Merger Agreement. The adoption of the Merger Agreement will require the affirmative vote (in person or by proxy) of the holders of (a) a majority of the outstanding shares of Company common stock entitled to vote thereon and (b) a majority of votes cast by the Disinterested Stockholders (as defined in the Proxy Statement). A copy of the Proxy Statement is attached hereto as Exhibit (a)(2)(i) and incorporated herein by reference. A copy of the Merger Agreement is attached hereto as Exhibit (d)(i) and is also included as Annex A to the Proxy Statement and incorporated herein by reference.

The board of directors of the Company (the “Board”) formed a special committee of independent and disinterested members of the Board (the “Special Committee”) to, among other things, evaluate the Merger, and the Special Committee has by unanimous vote (a) determined that the Merger Agreement, the related transaction documents and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of, the Company and its stockholders (including the Disinterested Stockholders and its “unaffiliated security holders” (as defined in Rule 13e-3) under the Exchange Act); (b) approved, adopted and declared advisable the Merger Agreement, the related transaction documents and the transactions contemplated thereby, including the Merger; (c) approved the execution and delivery of the Merger Agreement, the related transaction documents, the performance by the Company of its covenants and other obligations contained therein, and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, including approval and adoption of the Merger Agreement by the stockholders of the Company; (d) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company; and (e) recommended that the stockholders of the Company vote in favor of the adoption of the Merger Agreement in accordance with the DGCL.

The Board, acting upon the recommendation of the Special Committee, has by unanimous vote of those directors present at a special meeting of the Board held on February 26, 2026 (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of, the Company and its stockholders (including the Disinterested Stockholders and its “unaffiliated security holders” (as defined in Rule 13e-3) under the Exchange Act); (b) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (c) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and other obligations contained herein, and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained therein, including approval and adoption of the Merger Agreement by the stockholders of the Company; (d) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company; and (e) recommended that the stockholders of the Company vote in favor of the adoption of the Merger Agreement in accordance with the DGCL.

The Merger is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including the approval and adoption of the Merger Agreement by the Company’s stockholders.

The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3. Pursuant to General Instruction F to Schedule 13E-3, the information contained in the Proxy Statement, including all appendices thereto, is incorporated in its entirety herein by reference, and the responses to each item in this Schedule 13E-3 are qualified in their entirety by the information contained in the Proxy Statement and the appendices thereto.

As of the date hereof, the Proxy Statement is in preliminary form and is subject to completion and/or amendment. This Schedule 13E-3 will be amended to reflect such completion or amendment of the Proxy Statement. Capitalized terms used but not expressly defined in this Schedule 13E-3 shall have the respective meanings given to them in the Proxy Statement.

The information concerning the Company contained in, or incorporated by reference into this Schedule 13E-3 and the Proxy Statement was supplied by the Company. Similarly, all information concerning each other Filing Person contained in, or incorporated by reference into this Schedule 13E-3 and the Proxy Statement was supplied by such Filing Person. No Filing Person, including the Company, is responsible for the accuracy of any information supplied by any other Filing Person.

Item 1.	Summary Term Sheet

The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

Item 2.	Subject Company Information

(a)            Name and Address. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“THE PARTIES TO THE MERGER”

(b)            Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“THE SPECIAL MEETING — Record Date and Stockholders Entitled to Vote”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Beneficial Ownership of Common Stock by Management, Directors and Holders of 5% or More of Common Stock”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Market Price of Shares and Dividends”

(c)            Trading Market and Price. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“SUMMARY TERM SHEET”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Market Price of Shares and Dividends”

(d)           Dividends. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Market Price of Shares and Dividends”

(e)            Prior Public Offerings. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Prior Public Offerings”

(f)             Prior Stock Purchases. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Certain Transactions in the Shares of Company Common Stock”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Past Contacts, Transactions, Negotiations and Agreements”

Item 3.	Identity and Background of Filing Person

(a)–(c) Name and Address; Business and Background of Entities; Business and Background of Natural Persons. KORE Group Holdings, Inc. is the subject company. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“THE PARTIES TO THE MERGER”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY”

“WHERE YOU CAN FIND ADDITIONAL INFORMATION”

Item 4.	Terms of the Transaction

(a)(1) Tender Offers. Not Applicable.

(a)(2) Merger or Similar Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Certain Financial Forecasts”

“SPECIAL FACTORS — Opinion of Rothschild & Co US Inc.”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Effects on the Company if the Merger Is Not Consummated”

“SPECIAL FACTORS — Alternatives to the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS — Material U.S. Federal Income Tax Consequences of the Merger”

“SPECIAL FACTORS — Regulatory Approvals in Connection with the Merger”

“SPECIAL FACTORS — Delisting and Deregistration of Company Common Stock”

“SPECIAL FACTORS — Accounting Treatment”

“THE SPECIAL MEETING — Vote Required”

“THE MERGER AGREEMENT”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“DELISTING AND DEREGISTRATION OF COMMON STOCK”

Annex A — Agreement and Plan of Merger

(c)            Different Terms. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“THE MERGER AGREEMENT — Consideration To Be Received in the Merger”

“THE MERGER AGREEMENT — Treatment of Company Equity Awards and Cash Awards”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL”

Annex A — Agreement and Plan of Merger

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement

The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

(d)           Appraisal Rights. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Appraisal Rights”

“THE SPECIAL MEETING — Appraisal Rights”

Annex A — Agreement and Plan of Merger

(e)            Provisions for Unaffiliated Security Holders. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Provisions for Disinterested Stockholders”

(f)             Eligibility for Listing or Trading. Not Applicable.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements

(a)           Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“THE MERGER AGREEMENT”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Certain Transactions in the Shares of Company Common Stock”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Past Contacts, Transactions, Negotiations and Agreements”

“WHERE YOU CAN FIND ADDITIONAL INFORMATION”

Annex A — Agreement and Plan of Merger

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement

The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

(b)           Significant Corporate Events. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“THE MERGER AGREEMENT”

“THE MERGER AGREEMENT — Treatment of Company Equity Awards and Cash Awards”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Past Contacts, Transactions, Negotiations and Agreements”

Annex A — Agreement and Plan of Merger

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement

The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

(c)            Negotiations or Contacts. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Past Contacts, Transactions, Negotiations and Agreements”

(d)           Conflicts of interest. Not Applicable.

(e)            Agreements Involving the Subject Company’s Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“THE MERGER AGREEMENT”

“THE MERGER AGREEMENT — Treatment of Series A Preferred Stock”

“THE MERGER AGREEMENT — Treatment of Company Equity Awards and Cash Awards”

“THE MERGER AGREEMENT — Treatment of Company Warrants”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Certain Transactions in the Shares of Company Common Stock”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Past Contacts, Transactions, Negotiations and Agreements”

“WHERE YOU CAN FIND ADDITIONAL INFORMATION”

Annex A — Agreement and Plan of Merger

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement

The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

Item 6.	Purposes of the Transaction and Plans or Proposals

(a)           Purposes. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Delisting and Deregistration of Company Common Stock”

“DELISTING AND DEREGISTRATION OF COMMON STOCK”

(b)           Use of Securities Acquired. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Delisting and Deregistration of Company Common Stock”

“THE MERGER AGREEMENT”

“THE MERGER AGREEMENT — Consideration To Be Received in the Merger”

“DELISTING AND DEREGISTRATION OF COMMON STOCK”

Annex A — Agreement and Plan of Merger

(c)(1)–(8) Plans. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“SPECIAL FACTORS — Delisting and Deregistration of Company Common Stock”

“THE MERGER AGREEMENT”

“THE MERGER AGREEMENT — Parent Vote”

“THE MERGER AGREEMENT — Treatment of Series A Preferred Stock”

“THE MERGER AGREEMENT — Treatment of Company Equity Awards and Cash Awards”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“THE SPECIAL MEETING”

“PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL”

“DELISTING AND DEREGISTRATION OF COMMON STOCK”

Annex A — Agreement and Plan of Merger

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement

The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

Item 7.	Purposes, Alternatives, Reasons and Effects

(a)            Purposes. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

(b)           Alternatives. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Opinion of Rothschild & Co US Inc.”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Alternatives to the Merger”

(c)            Reasons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Opinion of Rothschild & Co US Inc.”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Alternatives to the Merger”

Annex I — Opinion of Rothschild & Co US Inc.

(d)           Effects. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Plans for the Company After the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“SPECIAL FACTORS — Effects on the Company if the Merger Is Not Consummated”

“SPECIAL FACTORS — Alternatives to the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS — Material U.S. Federal Income Tax Consequences of the Merger”

“SPECIAL FACTORS — Delisting and Deregistration of Company Common Stock”

“SPECIAL FACTORS — Accounting Treatment”

“THE MERGER AGREEMENT — Effects of the Merger”

“THE MERGER AGREEMENT — Directors and Officers of the Surviving Corporation”

“THE MERGER AGREEMENT — Consideration To Be Received in the Merger”

“THE MERGER AGREEMENT — Excluded Shares”

“THE MERGER AGREEMENT — Treatment of Series A Preferred Stock”

“THE MERGER AGREEMENT — Treatment of Company Equity Awards and Cash Awards”

“THE MERGER AGREEMENT — Treatment of Company Warrants”

“THE MERGER AGREEMENT — Payment for Securities; Surrender of Certificates”

“THE MERGER AGREEMENT — Dissenting Shares (Appraisal Rights)”

“THE MERGER AGREEMENT — Indemnification and Insurance”

“THE MERGER AGREEMENT — Employee Benefits Matters”

“THE MERGER AGREEMENT — Fees and Expenses”

“THE MERGER AGREEMENT — Withholding Taxes”

“PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL”

“DELISTING AND DEREGISTRATION OF COMMON STOCK”

Annex A — Agreement and Plan of Merger

Item 8.	Fairness of the Transaction

(a)–(b) Fairness; Factors Considered in Determining Fairness. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Opinion of Rothschild & Co US Inc.”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“THE MERGER AGREEMENT — Indemnification and Insurance”

Annex I — Opinion of Rothschild & Co US Inc.

The discussion materials prepared by Rothschild & Co US Inc. and provided to the Special Committee, dated April 9, 2025, July 29, 2025, September 30, 2025, October 19, 2025, November 4, 2025, November 14, 2025, December 15, 2025, January 2, 2026, February 11, 2026, February 22, 2026 and February 26, 2026, are attached hereto as Exhibit (c)(ii) through and including Exhibit (c)(xii) and are each incorporated by reference herein.

(c)            Approval of Security Holders. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Reasons for the Merger”

“THE MERGER AGREEMENT — Company Stockholder Meeting; Proxy Statement”

“THE MERGER AGREEMENT — Conditions of the Merger”

“THE SPECIAL MEETING — Record Date and Stockholders Entitled to Vote”

“THE SPECIAL MEETING — Quorum”

“THE SPECIAL MEETING — Vote Required”

“THE SPECIAL MEETING — Voting Procedures”

“THE SPECIAL MEETING — How Proxies Are Voted”

“THE SPECIAL MEETING — Revocation of Proxies”

Annex A — Agreement and Plan of Merger

(d)           Unaffiliated Representative. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

(e)            Approval of Directors. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

(f)             Other Offers. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Alternatives to the Merger”

“THE MERGER AGREEMENT — No Solicitation; Change in Board Recommendation”

Annex A — Agreement and Plan of Merger

Item 9.	Reports, Opinions, Appraisals and Negotiations

(a)–(c) Report, Opinion or Appraisal; Preparer and Summary of the Report, Opinion or Appraisal; Availability of Documents. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference.

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Opinion of Rothschild & Co US Inc.”

“SPECIAL FACTORS – TD Cowen Preliminary and Illustrative Discussion Materials Provided to or on Behalf of Searchlight and/or Abry”

“WHERE YOU CAN FIND ADDITIONAL INFORMATION”

Annex I — Opinion of Rothschild & Co US Inc.

The discussion materials prepared by Rothschild & Co US Inc. and provided to the Special Committee, dated April 9, 2025, July 29, 2025, September 30, 2025, October 19, 2025, November 4, 2025, November 14, 2025, December 15, 2025, January 2, 2026, February 11, 2026, February 22, 2026 and February 26, 2026, are attached hereto as Exhibit (c)(ii) through and including Exhibit (c)(xii) and are each incorporated by reference herein.

The preliminary and illustrative discussion materials of TD Securities (USA) LLC (“TD Cowen”) provided to or on behalf of Searchlight and/or Abry, dated August 2025, September 2025, October 2025, November 2025, December 2025 and January 2026, are attached hereto as Exhibit (c)(xiii) through and including Exhibit (c)(xxiii) and are each incorporated by reference herein.

The reports, opinions or appraisals referenced in this Item 9 are filed herewith or incorporated by reference herein and will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Shares or representative who has been designated in writing, and copies may be obtained by requesting them in writing from the Company at the email address provided under the caption “Where You Can Find Additional Information” in the proxy statement, which is incorporated herein by reference.

Item 10.	Source and Amount of Funds or Other Consideration

(a)-(b) Source of Funds; Conditions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Financing of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“THE MERGER AGREEMENT — Closing and Effective Time of the Merger”

“THE MERGER AGREEMENT — Covenants Regarding Conduct of Business by the Company Pending the Closing”

“THE MERGER AGREEMENT — Conditions of the Merger”

Annex A — Agreement and Plan of Merger

(c)            Expenses. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Fees and Expenses”

“THE MERGER AGREEMENT — Termination of the Merger Agreement”

“THE MERGER AGREEMENT — Termination Fees”

“THE MERGER AGREEMENT — Fees and Expenses”

“THE SPECIAL MEETING — Solicitation of Proxies”

Annex A — Agreement and Plan of Merger

(d)            Borrowed Funds.

“SPECIAL FACTORS — Financing of the Merger”

Item 11.	Interest in Securities of the Subject Company

(a)            Securities Ownership. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“THE SPECIAL MEETING — Record Date and Stockholders Entitled to Vote”

“THE SPECIAL MEETING — Quorum”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY—Beneficial Ownership of Common Stock by Management, Directors and Holders of 5% or More of Common Stock”

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement
The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

(b)            Securities Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“THE MERGER AGREEMENT”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY — Certain Transactions in the Shares of the Company Common Stock”

Annex A — Agreement and Plan of Merger

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement

The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

Item 12.	The Solicitation or Recommendation

(d)            Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“THE MERGER AGREEMENT — Parent Vote”

“THE VOTING AND SUPPORT AND ROLLOVER AGREEMENTS”

“THE SPECIAL MEETING — Record Date and Stockholders Entitled to Vote”

“THE SPECIAL MEETING — Quorum”

“THE SPECIAL MEETING — Voting by Company Directors, Executive Officers and Principal Securityholders”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY—Beneficial Ownership of Common Stock by Management, Directors and Holders of 5% or More of Common Stock”

Annex B — Voting and Support Agreement

Annex C — Rollover, Voting and Support Agreement

Annex D — Form of Abry Voting and Support Agreement

Annex E — Form of Abry Rollover, Voting and Support Agreement

The Additional Rollover Agreements are attached hereto as Exhibit (d)(vi) through and including Exhibit (d)(viii) and are each incorporated by reference herein.

(e)            Recommendation of Others. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

Item 13.	Financial Statements

(a)            Financial Information. The audited financial statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, originally filed on March 31, 2026 (see pages 44 through 80 therein) are incorporated herein by reference. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS — Certain Financial Forecasts”

“SPECIAL FACTORS — Opinion of Rothschild & Co US Inc.”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY – Selected Historical Consolidated Financial Data”

“OTHER IMPORTANT INFORMATION REGARDING THE COMPANY – Book Value per Share”

“WHERE YOU CAN FIND ADDITIONAL INFORMATION”

(b)            Pro Forma Information. Not Applicable.

Item 14.	Persons/Assets, Retained, Employed, Compensated or Used

(a)-(b)      Solicitations or Recommendations; Employees and Corporate Assets. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS — Background of the Merger”

“SPECIAL FACTORS — Recommendation of the Special Committee”

“SPECIAL FACTORS — Recommendation of the Board”

“SPECIAL FACTORS — Reasons for the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Company for the Merger”

“SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger”

“SPECIAL FACTORS — Purpose and Reasons of the Searchlight Persons and Abry Entities for the Merger”

“SPECIAL FACTORS — Position of the Searchlight Persons and Abry Entities as to the Fairness of the Merger”

“SPECIAL FACTORS — Fees and Expenses”

“THE MERGER AGREEMENT— Fees and Expenses”

“THE SPECIAL MEETING”

“THE SPECIAL MEETING — Solicitation of Proxies”

Item 15.	Additional Information

(b)             The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS — Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS — Certain Effects of the Merger”

“THE MERGER AGREEMENT — Consideration To Be Received in the Merger”

“THE MERGER AGREEMENT — Treatment of Company Equity Awards and Cash Awards”

“PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL”

Annex A — Agreement and Plan of Merger

(c)             Other Material Information. The entirety of the Proxy Statement, including all appendices thereto, is incorporated herein by reference.

Item 16.	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

(a)(2)(i)
Amendment No. 1 to the Preliminary Proxy Statement of KORE Group Holdings, Inc. (included in the Schedule 14A filed on May 22, 2026, and incorporated herein by reference) (the “Preliminary Proxy Statement”).

(a)(2)(ii)	Form of Proxy Card (included in the Preliminary Proxy Statement and incorporated herein by reference).

(a)(2)(iii)	Letter to Stockholders (included in the Preliminary Proxy Statement and incorporated herein by reference).

(a)(2)(iv)	Notice of Special Meeting of Stockholders (included in the Preliminary Proxy Statement and incorporated herein by reference).

(a)(5)(i)	Press Release, dated February 27, 2026 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on February 27, 2026).

(c)(i)	Opinion of Rothschild & Co US Inc., dated February 26, 2026 (included in the Preliminary Proxy Statement and incorporated herein by reference).

(c)(ii)	Discussion materials prepared by Rothschild and Co US Inc., dated April 9, 2025, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(iii)	Discussion materials prepared by Rothschild and Co US Inc., dated July 29, 2025, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(iv)	Discussion materials prepared by Rothschild and Co US Inc., dated September 30, 2025, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(v)	Discussion materials prepared by Rothschild and Co US Inc., dated October 19, 2025, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(vi)	Discussion materials prepared by Rothschild and Co US Inc., dated November 4, 2025, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(vii)	Discussion materials prepared by Rothschild and Co US Inc., dated November 14, 2025, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(viii)	Discussion materials prepared by Rothschild and Co US Inc., dated December 15, 2025, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(ix)	Discussion materials prepared by Rothschild and Co US Inc., dated January 2, 2026, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(x)	Discussion materials prepared by Rothschild and Co US Inc., dated February 11, 2026, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(xi)	Discussion materials prepared by Rothschild and Co US Inc., dated February 22, 2026, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(xii)	Discussion materials prepared by Rothschild and Co US Inc., dated February 26, 2026, for the Special Committee of the Board of Directors of KORE Group Holdings, Inc.

(c)(xiii)	Discussion materials prepared by TD Securities (USA) LLC, dated August 2025, for ABRY Partners VII, L.P. and Searchlight IV KOR, L.P.

(c)(xiv)	Discussion materials prepared by TD Securities (USA) LLC, dated September 2025, for ABRY Partners VII, L.P. and Searchlight IV KOR, L.P.

(c)(xv)	Discussion materials prepared by TD Securities (USA) LLC, dated September 2025, for ABRY Partners VII, L.P.

(c)(xvi)	Discussion materials prepared by TD Securities (USA) LLC, dated September 2025, for ABRY Partners VII, L.P.

(c)(xvii)	Discussion materials prepared by TD Securities (USA) LLC, dated October 2025, for Searchlight IV KOR, L.P.

(c)(xviii)	Discussion materials prepared by TD Securities (USA) LLC, dated October 2025, for ABRY Partners VII, L.P.

(c)(xix)	Discussion materials prepared by TD Securities (USA) LLC, dated October 2025, for ABRY Partners VII, L.P. and Searchlight IV KOR, L.P.

(c)(xx)	Discussion materials prepared by TD Securities (USA) LLC, dated November 2025, for ABRY Partners VII, L.P. and Searchlight IV KOR, L.P.

(c)(xxi)	Discussion materials prepared by TD Securities (USA) LLC, dated December 2025, for ABRY Partners VII, L.P. and Searchlight IV KOR, L.P.

(c)(xxii)	Discussion materials prepared by TD Securities (USA) LLC, dated January 2026, for ABRY Partners VII, L.P. and Searchlight IV KOR, L.P.

(c)(xxiii)	Discussion materials prepared by TD Securities (USA) LLC, dated January 2026, for ABRY Partners VII, L.P. and Searchlight IV KOR, L.P.

(d)(i)
Agreement and Plan of Merger, dated February 26, 2026, by and among KONA Parent, L.P., KONA Merger Sub Co. and KORE Group Holdings, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by C KORE Group Holdings, Inc. with the Commission on February 27, 2026).

(d)(ii)
Voting and Support Agreement, dated February 26, 2026, by and between KORE Group Holdings, Inc., KONA Parent L.P., and Cerberus Telecom Acquisition Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on February 27, 2026).

(d)(iii)
Rollover, Voting and Support Agreement, dated February 26, 2026, by and between KORE Group Holdings, Inc., KONA Parent L.P., and Searchlight IV KOR, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on February 27, 2026).

(d)(iv)
Form of Voting and Support Agreement, dated February 26, 2026, by and between KORE Group Holdings, Inc., KONA Parent L.P., and each of ABRY Investment Partnership, L.P., ABRY Senior Equity IV, L.P., and ABRY Senior Equity IV Co-Investment Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on February 27, 2026).

(d)(v)
Form of Rollover, Voting and Support Agreement, dated February 26, 2026, by and between KORE Group Holdings, Inc., KONA Parent L.P., and each of ABRY Partners VII, L.P. and ABRY Partners VII Co-Investment Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on February 27, 2026).

(d)(vi)
Rollover, Voting and Support Agreement, dated March 17, 2026, by and between KORE Group Holdings, Inc., KONA Parent L.P., and Dotmar Investments Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on March 20, 2026).

(d)(vii)
Rollover, Voting and Support Agreement, dated March 17, 2026, by and between KORE Group Holdings, Inc., KONA Parent L.P., and Richard Burston (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on March 20, 2026).

(d)(viii)
Rollover, Voting and Support Agreement, dated March 17, 2026, by and between KORE Group Holdings, Inc., KONA Parent L.P., and Terrdian Holdings Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on March 20, 2026).

(d)(ix)
Investment Agreement, dated as of November 9, 2023, by and between KORE Group Holdings, Inc. and Searchlight IV KOR, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on November 9, 2023).

(d)(x)
Amendment to Investment Agreement, dated as of December 13, 2023, by and between KORE Group Holdings, Inc. and Searchlight IV KOR, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on December 13, 2023).

(d)(xi)
Amended and Restated Common Stock Purchase Warrant (Penny Warrant), dated as of December 13, 2023, issued by KORE Group Holdings, Inc. to Searchlight IV KOR, L.P. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on December 13, 2023).

(d)(xii)
Amended and Restated Investor Rights Agreement, dated as of November 15, 2023, by and among KORE Group Holdings, Inc., Searchlight IV KOR, L.P. and certain stockholders of KORE Group Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by KORE Group Holdings, Inc. with the Commission on November 16, 2023).

(d)(xiii)
Agreement by and between KORE Group Holdings, Inc. and Searchlight IV KOR, L.P., dated as of August 1, 2025 (incorporated by reference to Exhibit 9 to the Amendment No. 3 to Schedule 13D of Searchlight IV KOR, L.P. filed with the Commission on August 5, 2025).

(d)(xiv)
Amendment to August 1 Agreement by and between KORE Group Holdings, Inc. and Searchlight IV KOR, L.P., dated as of November 25, 2025 (incorporated by reference to Exhibit 11 to the Amendment No. 7 to Schedule 13D of Searchlight IV KOR, L.P. filed with the Commission on February 17, 2026).

(d)(xv)
Amendment No. 2 to August 1 Agreement by and between KORE Group Holdings, Inc. and Searchlight IV KOR, L.P., dated as of January 2, 2026 (incorporated by reference to Exhibit 12 to the Amendment No. 7 to Schedule 13D of Searchlight IV KOR, L.P. filed with the Commission on February 17, 2026).

(d)(xvi)
Amendment No. 3 to August 1 Agreement by and between KORE Group Holdings, Inc. and Searchlight IV KOR, L.P., dated as of February 13, 2026 (incorporated by reference to Exhibit 13 to the Amendment No. 7 to Schedule 13D of Searchlight IV KOR, L.P. filed with the Commission on February 17, 2026).

(d)(xvii)
Joint Bidding and Cost Sharing Agreement by and between Searchlight Capital Partners, L.P. and ABRY Partners VII, L.P., dated as of February 26, 2026 (incorporated by reference to Exhibit 16 to the Amendment No. 8 to Schedule 13D of Searchlight IV KOR, L.P. filed with the Commission on March 2, 2026).

(d)(xviii)
Amended and Restated Agreement by and between KORE Group Holdings, Inc. and Searchlight IV KOR, L.P., dated as of February 26, 2026 (incorporated by reference to Exhibit 17 to the Amendment No. 8 to Schedule 13D of Searchlight IV KOR, L.P. filed with the Commission on March 2, 2026).

(d)(xix)	Equity Commitment Letter, dated February 26, 2026, by and between KONA Parent, L.P., Searchlight Capital IV, L.P., Searchlight Capital IV PV-A, L.P., and Searchlight Capital IV PV-B, L.P.

(d)(xx)	Limited Guaranty, dated February 26, 2026, by and between KORE Group Holdings, Inc., Searchlight Capital IV, L.P., Searchlight Capital IV PV-A, L.P., and Searchlight Capital IV PV-B, L.P.

(d)(xxi)
Debt Commitment Letter, dated as of February 26, 2026, by and between Whitehorse Capital Origination, LLC, Fortress Credit Corp., Fortress Private Lending Fund, Fortress Credit Opportunities XXVII CLO B LLC, and KONA Parent, L.P.

(g)	Not Applicable.

107	Filing Fee Table.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KORE GROUP HOLDINGS, INC.

	By:	/s/ Jack W. Kennedy Jr.
		Name:	Jack W. Kennedy Jr.
		Title:	Executive Vice President, Chief Legal Officer, and Secretary

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KONA PARENT, L.P.

By: KONA Parent GP, LLC, its general partner

	By:	/s/ Andrew Frey
		Name:	Andrew Frey
		Title:	Authorized Person

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KONA MERGER SUB CO

	By:	/s/ Andrew Frey
		Name:	Andrew Frey
		Title:	Chief Executive Officer, Secretary
Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SEARCHLIGHT IV KOR, L.P.

	By:	/s/ Andrew Frey
		Name:	Andrew Frey
		Title:	Authorized Person

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KONA PARENT GP, LLC

	By:	/s/ Andrew Frey
		Name:	Andrew Frey
		Title:	Authorized Person

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ANDREW FREY

	By:	/s/ Andrew Frey

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ABRY PARTNERS VII, L.P.

	By:	ABRY VII Capital Partners, L.P.
	Its:	General Partner

	By:	ABRY VII Capital Investors LLC
	Its:	General Partner

	By:	/s/ Robert MacInnis
		Name:	Robert MacInnis
		Title:	Authorized Signatory

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ABRY PARTNERS VII CO-INVESTMENT FUND, L.P.

	By:	ABRY VII Co-Investment GP, LLC
	Its:	General Partner

	By:	ABRY VII Capital Investors LLC
	Its:	General Partner

	By:	/s/ Robert MacInnis
		Name:	Robert MacInnis
		Title:	Authorized Signatory

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ABRY INVESTMENT PARTNERSHIP, L.P.

	By:	ABRY Investment GP, LLC
	Its:	General Partner

	By:	/s/ Robert MacInnis
		Name:	Robert MacInnis
		Title:	Authorized Signatory

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ABRY SENIOR EQUITY IV, L.P.

	By:	ABRY Senior Equity Investors IV, L.P.
	Its:	General Partner

	By:	ABRY Senior Equity Holdings IV, LLC
	Its:	General Partner

	By:	/s/ Robert MacInnis
		Name:	Robert MacInnis
		Title:	Authorized Signatory

Date: May 22, 2026

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ABRY SENIOR EQUITY IV CO-INVESTMENT FUND, L.P.

	By:	ABRY Senior Equity Co-Investment GP IV, LLC
	Its:	General Partner

	By:	ASE Senior Equity Holdings IV, LLC
	Its:	General Partner

	By:	/s/ Robert MacInnis
		Name:	Robert MacInnis
		Title:	Authorized Signatory

Date: May 22, 2026